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                                                                    EXHIBIT 99.1


                           PERMIAN BASIN ROYALTY TRUST


                                                                    NEWS RELEASE




                           PERMIAN BASIN ROYALTY TRUST
                        ANNOUNCES JUNE CASH DISTRIBUTION


         DALLAS, TEXAS, JUNE 20, 2003 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE - PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.055822 per unit, payable on July 15, 2003, to unit holders of record on June 30, 2003.

         This month's distribution decreased from the previous month primarily due to lower prices for gas. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 59,789 bbls and 260,615 mcf. The average price for oil was $25.98 per bbl and for gas was $4.41 per mcf. This would primarily reflect production for the month of April. Capital expenditures were approximately $571,800. These numbers provided reflect what was net to the Trust.

         For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

                                      * * *


         Contact: Ron E. Hooper
                  Senior Vice President
                  Bank of America, N.A.
                  Toll Free - 877.228.5085